Exhibit 10.5

FORM OF

NON-SOLICITATION AGREEMENT

THIS NON-SOLICITATION AGREEMENT (the “Non-Solicitation Agreement”) is entered into by and between International Paper Company (together with its subsidiaries and affiliates, “International Paper”), a New York corporation, and the undersigned employee of International Paper to protect the valuable competitive information and business relationships of International Paper.

1. Acknowledgements. I acknowledge and agree that:

a.	in the course and scope of my employment with International Paper, I have developed or will develop unique relationships with International Paper’s employees, customers and suppliers;

b.	International Paper has provided or will provide me with unique knowledge and training about its Confidential Information. Confidential Information, as used in this Non-Solicitation Agreement, includes, but is not limited to, any information possessed or owned by International Paper which is not generally known to the public, especially if such information gives International Paper a competitive advantage or its disclosure would harm International Paper. It includes, but is not limited to, trade secrets, proprietary information and all other information documents or materials, owned, developed or possessed by International Paper or any employee of International Paper, whether tangible or intangible, relating in any way to International Paper’s research and development, customers, prospective customers, business plans, business relationships, products or processes, costs or profit information or data from which that information could be derived, human resources (including internal evaluations of the performance, capability and potential of any International Paper employee), business methods, databases and computer programs; and,

c.	I am entering into this Non-Solicitation Agreement in conjunction with my participation in the International Paper [INSERT PLAN NAME] and that this provides adequate and significant consideration for my willingness to enter into this Non-Solicitation Agreement.

2. Non-Solicitation of International Paper Employees. During the term of my employment at International Paper and for twenty-four (24) months following the termination of my employment for any reason (the “Employee Non-Solicitation Period”), I agree that I will not, either on my own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit, retain, or encourage to leave the employ of International Paper (or assist any other person or entity in hiring, soliciting, retaining or encouraging) any person who is then or was within six (6) months of the date of such hiring, an employee of International Paper.

3. Non-Solicitation of International Paper Customers. During the term of my employment at International Paper and for twelve (12) months following the termination of my employment for any reason (the “Customer Non-Solicitation Period”), in order to protect International Paper’s Confidential Information, I agree that I will not, either on my own behalf or on behalf of any other person or entity, directly or indirectly, solicit, sell or assist anyone in the sale of or provide service relating to any of International Paper’s products or products similar to those sold by International Paper to any person, company, firm, or corporation who is or was a customer of International Paper within one (1) year prior to the termination of my employment and with whom I, or those employees reporting to me, had Material Contact during the last year of my employment. For the purpose of this Non-Solicitation Agreement, Material Contact shall be defined as personal contact or the supervision of the efforts of those who have direct personal contact with a customer or potential customer. I agree not to solicit, sell or assist in the sale or provide service to any such customers on behalf of myself or any other person, firm, company, or corporation.

4. Confidentiality. I agree that at all times, both during and after my employment with International Paper, I shall not directly or indirectly use or disclose any Confidential Information to any third person or entity outside International Paper, except (i) as may be necessary in the good faith performance of my duties for International Paper or (ii) as I may be required to disclose under any applicable laws, regulations or directives of a governmental entity having jurisdiction in the matter or under subpoena or other process of law, provided that I shall promptly notify the Company in writing of any such requests for disclosure.

5. Common Law Duties. I acknowledge and agree that I owe fiduciary and common law duties to International Paper, in addition to the covenants set forth above, prohibiting the misuse or disclosure of trade secrets or confidential information and the unlawful interference with International Paper’s business and customer relationships.

6. Duty to Show Non-Solicitation Agreement to Prospective Employers. During my employment with International Paper and for twenty-four (24) months thereafter, I shall, prior to accepting other employment, provide a copy of this Non-Solicitation Agreement to any recruiter who assists me in locating employment other than with International Paper and to any prospective employer with which I discuss potential employment.

7. At-Will Employment. I acknowledge and agree that my employment with International Paper is at-will and that both the Company and I retain the right to terminate the employment relationship at any time and for any reason, with or without prior notice. Nothing in this Non-Solicitation Agreement shall be construed to be a guarantee or promise of future employment of any duration.

8. Termination of Non-Solicitation Agreement. This Non-Solicitation Agreement shall terminate only upon the mutual written agreement of the parties.

9. Survival. The obligations contained in Paragraphs 2, 3 and 4 shall survive the termination of this Non-Solicitation Agreement. In addition, the termination of this Non-Solicitation Agreement shall not affect any of the rights or obligations of either party arising prior to or at the time of termination of this Non-Solicitation Agreement, or which may arise by any event causing the termination of this Non-Solicitation Agreement.

10. Waiver of Rights. If on one or more instances either party fails to insist that the other party perform any of the terms of this Non-Solicitation Agreement, such failure shall not be construed as a waiver by such party of any past, present, or future right granted under this Non-Solicitation Agreement; and the obligations of both parties under this Non-Solicitation Agreement shall continue in full force and effect. International Paper’s waiver, for whatever reason, of the terms of a non-solicitation agreement between International Paper and any other employee shall not operate as a waiver or release of my obligations under the Non-Solicitation Agreement and may not be used as evidence of International Paper’s intent to waive any of the terms of this Non-Solicitation Agreement.

11. Modification. This Non-Solicitation Agreement or any provision of it cannot be modified, abrogated or waived except in a written document signed by the Senior Vice President of Human Resources of International Paper and the General Counsel or, in the event of the absence of either of these executives or the vacancy of either of these positions, such other officer of International Paper as its Chief Executive Officer shall designate in writing.

12. Remedies. I acknowledge and agree that compliance with Paragraphs 2, 3 and 4 of this Non-Solicitation Agreement is necessary to protect the business and goodwill of International Paper; and that a breach of Paragraphs 2, 3 or 4 will irreparably and continually damage International Paper, for which money damages may not be adequate.

a.	I agree that, in the event that I breach or threaten to breach any of these covenants, International Paper shall be entitled to (i) a preliminary or permanent injunction in order to prevent the continuation of such harm; (ii) money damages insofar as they can be determined; and (iii) any other damages permitted by applicable law. Nothing in this Non-Solicitation Agreement, however, shall be construed to prohibit International Paper from also pursuing any other remedy, the parties having agreed that all remedies shall be cumulative.

b.	In addition to any money damages for the period of time during which I violate these covenants, International Paper shall be entitled also to recover the amount of any fees, compensation, or other remuneration earned by me as a result of any such breach, as well as recovery of the consideration provided to me for entering into this Non-Solicitation Agreement.

13. Tolling Period of Restriction. I acknowledge and agree that in addition to the remedies International Paper may seek and obtain pursuant to Paragraph 12, the Employee Non-Solicitation Period and/or Customer Non-Solicitation Period will be extended by any and all periods in which I am found to have been in violation of the applicable covenant contained in Paragraphs 2 or 3 of this Non-Solicitation Agreement.

14. Attorneys’ Fees. In the event of any dispute or controversy arising under this Non-Solicitation Agreement, the prevailing party in any litigation or arbitration shall be entitled to recover from the other party the costs and expenses, including attorney’s fees, incurred by the prevailing party related solely to the dispute or controversy.

15. No Defense. A claim by me against International Paper shall not constitute a defense to International Paper’s enforcement of the restrictive covenants of this Non-Solicitation Agreement.

16. Severability. I acknowledge and agree that the parties have attempted to limit my right to solicit only to the extent necessary to protect the legitimate interests of International Paper. If any provision or clause of this Non-Solicitation Agreement, or portion thereof, shall be held by any court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties and I agree, that if any court construes any provision or clause of this Non-Solicitation Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

17. Governing Law/Jurisdiction. This Non-Solicitation Agreement shall be subject to and governed by the laws of the State of Tennessee, without regard to its laws or regulations relating to conflict of laws. I hereby consent to the jurisdiction of, and agree that any claim arising out of or relating to this Non-Solicitation Agreement may be brought in any federal court or any state court of Tennessee that has jurisdiction over such matters.

18. Assignment. This Non-Solicitation Agreement and any rights thereunder may be assigned by International Paper and if so assigned shall operate to protect the Confidential Information and relationships of International Paper as well as such information and relationships of the assignee.

19. Applicability. This Non-Solicitation Agreement shall be binding upon and shall inure to the benefit of the parties and their successors, assigns, executors, administrators and personal representatives.

20. Notice. Any notice to be given to me shall be sent by registered mail, certified mail or any other method by which receipt can be confirmed to me at my last known residence address. Any notice to be given to International Paper shall be sent by registered mail, certified mail or any other method by which receipt can be confirmed to International Paper at its offices at:

If to International Paper:

International Paper Company

6410 Poplar Avenue

Memphis, TN 38197

Attn: Chief Counsel, Human Resources

If to Employee: the address shown at the end of this Non-Solicitation Agreement.

Either party may change the address to which notices are to be sent by so notifying the other party in writing as set forth in this Non-Solicitation Agreement. If mailed as provided in this Non-Solicitation Agreement, notice shall have been deemed to be given as of the date of mailing.

21. Headings. The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Non-Solicitation Agreement.

22. Opportunity to Review. I acknowledge and agree that International Paper is advising me that I may consult with an independent attorney before signing this Non-Solicitation Agreement.

23. Complete Understanding. This Non-Solicitation Agreement constitutes the complete understanding between the parties regarding this subject. This Non-Solicitation Agreement cancels and supercedes any previous agreement on this subject signed by me and International Paper prior to January 1, 2006. I acknowledge and agree that notwithstanding the foregoing, this Non-Solicitation Agreement does not cancel or supercede any representations or agreements made by me in any Employee Agreement Concerning Inventions, Intellectual Property, Confidential Information and Conflict of Interest with International Paper Company, and/or Assignment of Inventions and of Letters Patent agreement(s) with International Paper.

IN WITNESS WHEREOF, the parties have caused this Non-Solicitation Agreement to be executed and delivered, effective as of the date signed below by a duly authorized officer of International Paper.

Dated:
Employee

Typed Name

Address

International Paper Company

By:
		Name:	J. N. Carter
		Title:	SVP, Human Resources

By:
		Name:	Maura A. Smith
		Title:	SVP, General Counsel and Corporate Secretary